Mail Stop 7010

                                                February 9, 2006



Mr. Timothy Wadhams
Masco Corporation
21991 Van Born Road
Taylor, Michigan 48180


	RE:	Masco Corporation
      Form 10-K for the year ended December 31, 2004
		Filed March 16, 2005
      File No. 1-5794

Dear Mr. Wadhams:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any questions regarding these comments, please direct them to Tricia Armelin, Staff Accountant, at (202) 551-
3747,
or in her absence, to me at (202) 551-3689.


							Sincerely,



							John Hartz
							Senior Assistant Chief
Accountant


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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE